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                                                                   EXHIBIT 10.24

RESIGNATION AGREEMENT
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1.   Hobart McK. Birmingham ("Employee") has decided to resign from his employment with Inprise Corporation (the "Company"). Employee and the Company are parties to a Change in Control Agreement (the "Change Agreement") of April 21, 1998, and the Company is currently in the process of negotiating a sale of the Company to Corel, Inc. (the "Transaction"). It is the Company's desire to provide Employee with certain benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Employee, provided that Employee has not revoked this Agreement (by written notice to Fred Ball at the Company) prior to that date.

2. Employee hereby resigns voluntarily from any positions that he holds as an officer of the Company effective as of March 17, 2000. Employee hereby resigns voluntarily from his employment with the Company effective upon the first to occur of the following: (a) June 30, 2000 (but only if the Transaction is terminated on or before that date); (b) the date on which the Transaction closes or is terminated, or (c) March 17, 2001. Through March 17, 2000, Employee will continue to be employed by the Company on a full-time basis with his current duties and responsibilities. During the period between March 17, 2000 and June 30, 2000 (or any earlier Resignation Date), Employee will have no specific duties or responsibilities, except as mutually agreed to by the parties, and Employee will continue to have the use of an office at the Company. If Employee performs any work or services for the Company after March 17, 2000 (other than work related to the sale of Inprise's headquarters building or the transition of Employee's duties or responsibilities to other Company employees), Employee shall be paid, in addition to the salary described in paragraph 3(b), the consulting fee described in Section 6 of the Change Agreement. If the Company or its successor requests services from Employee at any time after June 30, 2000, Employee will be compensated for such services in accordance with Section 6 of the Change Agreement.

The Company will provide Employee with the following compensation and benefits: through March 17, 2000, Employee will continue to receive his current base salary and
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employee fringe benefits from the Company; during the period between March 17 and June 30, 2000, Employee will be paid a salary for such period of $50,000 (payable over such period in accordance with the Company's normal payroll practices and less applicable withholding); if the Resignation Date occurs prior to June 30, 2000, any remaining unpaid portion of such salary will be paid to Employee on the Resignation Date; Employee will continue to receive his current employee fringe benefits (including his fitness center membership) through the earlier of June 30, 2000 or the Resignation Date; however, Employee will not accrue any PTO after March 17, 2000; during the period between June 30, 2000 and the Resignation Date (if any such period occurs), Employee will not be entitled to any compensation or employee fringe benefits from the Company other than continued vesting of his unvested Company stock options, and Employee may elect to obtain continued group health insurance coverage at his own expense pursuant to COBRA after June 30, 2000; in lieu of any other severance pay or benefits that Employee is entitled to receive (including, but not limited to, any severance pay that Employee is entitled to receive pursuant to Section 3 of the Change Agreement or any Company policy), the Company will make a severance payment to Employee on March 17, 2000 of $332,000, less applicable withholding and less a deduction for Employee's contribution to his 401(k) account that will result in the maximum 401(k) contribution from Employee in 2000; and if the Transaction closes on or before March 17, 2001, and such event constitutes a "Change in Control" as that phrase is defined in the Change Agreement, Employee will be entitled to the stock option vesting and other benefits described in the Change Agreement, other than the severance benefits described in Section 3 of that agreement, which Employee will not be entitled to receive.

Employee will be paid all accrued, unused PTO that he earned during his employment with the Company on March 17, 2000. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.

Employee and his successors release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which he signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. As additional consideration for the severance payment and other benefits described in paragraph 3, Employee agrees that he will reaffirm this release of claims in the space provided at the end of this Agreement on or after the Resignation Date. This release of claims shall not affect Employee's right to be indemnified by the Company pursuant to the terms of any indemnity agreement between Employee and the Company, and it will not apply to any claims against
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individual persons that are based upon defamatory statements made by such persons about Employee.

Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

The Company hereby releases Employee from any claims that it has or may have against Employee to the same extent that Employee has released the Company in paragraphs 4 and 5 above.

Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights or confidentiality agreements between the Company and Employee.

Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that it will not, through any of its officers or directors, make any critical or disparaging statements about Employee, unless such statements are made truthfully in response to a subpoena or other legal process.

Any successor to the Company or to all or substantially all of the Company's business and/or assets shall be bound by this Agreement in the same manner and to the same extent as the Company.

This Agreement and any other agreements referred to above constitute the entire agreement between the parties with respect to the subject matter hereof, and it supersedes all prior negotiations and agreements between Employee and the Company (including, but not limited to, any employment or other agreements), whether written or oral, with the exception of (a) any agreements described in paragraphs 4 or 7, (b) any stock option agreements between the parties, (c) any provisions in Employee's offer letter of January 22, 1997, concerning the accelerated vesting of Employee's unvested stock options, and (d) the Change Agreement (other than Sections 3 and 4 of the Change Agreement, which are hereby terminated and no longer of any legal force or effect). This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.
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EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING
THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3.


Dated:  March 20, 2000                 /s/ Hobart McK. Birmingham
                                       ---------------------------------
                                       Hobart McK. Birmingham

                                       Inprise Corporation

                                       By: /s/ Frederick A. Ball
                                           -----------------------------
                                       Frederick A. Ball

Dated:  March 21, 2000

     By re-signing this Agreement on or after the Resignation Date, I hereby extend the release of known and unknown claims set forth in paragraphs 4 and 5 above through and including the Resignation Date. I understand that I may revoke this Agreement at any time during the seven days after I re-sign it below.

Date:  ______________  ___, 2000       ---------------------------------
                                       Hobart McK. Birmingham